Exhibit 10.25

PERSONAL AND CONFIDENTIAL

March 10, 2008

Mr. Michael Osanloo

1623 North Paulina St.

Chicago, IL 60622

Dear Michael,

I am very pleased to provide you with this letter confirming the verbal offer that has been extended to you for the position of Executive Vice President, Strategy, reporting to me, located in Northfield, Illinois. If you accept our offer, we have discussed our interest in you joining Kraft as soon as possible. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation

Annual Base Salary	$450,000
Target Management Incentive Plan – (60%*)	$270,000
Target Long-Term Incentive Plan – (75%*)	$337,500**
Target Annual Equity Award Range	$252,500 - $757,500 ($505,000 midpoint)

*	Target as a percent of base salary.
**	This will be your annualized target beginning in year 3 when you are participating in three concurrent, overlapping performance cycles at the same time. The amount earned under the 2008-2010 performance cycle will be prorated based on your hire date.

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 60% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods Inc. Your 2008 award will be payable in February/March 2009. Your MIP eligibility will begin on your date of employment.

March 10, 2008

Long-Term Incentive Plan

You will also be eligible to participate in the Long-Term Incentive Plan (LTIP), which is the Company’s executive long-term incentive program. The LTIP program is typically a three-year performance plan with a new performance cycle beginning each year in January.

The most recent three-year LTIP performance cycle began on January 1, 2008 and is scheduled to end on December 31, 2010. Your LTIP eligibility will begin on your employment date with participation in the 2008 – 2010 performance cycle. Your target opportunity under the LTIP is equal to 75% of your base salary at the beginning of the performance cycle. The actual award you will receive may be lower or higher depending upon the performance of Kraft Foods Inc. during the performance cycle. The form of award under this program is performance shares. The number of performance shares under the 2008 – 2010 performance cycle is equal to your target divided by the fair market value of Kraft stock on January 2, 2008, prorated for your date of hire. For clarity, LTIP will be as follows:

•

You will begin with participation in the 2008 – 2010 performance cycle on a pro-rated basis based on your date of hire. The resulting shares will be available at the end of the performance cycle (anticipate availability in early 2011).

•	You will therefore earn one-third (on a prorated basis) of your annualized target in 2008.

•

Beginning January 1, 2009, you will be eligible to participate in the 2009 – 2011 performance cycle. At that point you will be earning two-thirds of your annualized target. The resulting shares will be available at the end of the performance cycle (anticipate availability in early 2012).

•

Beginning January 1, 2010, you will be eligible to participate in the 2010 – 2012 performance cycle. At that point you will be earning your full annualized target. The resulting shares will be available at the end of the performance cycle (anticipate availability in early 2013).

Stock Program

Also, you will be eligible to participate in the Company’s stock award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2009. Awards are delivered as follows: 50% of equity value is delivered in restricted stock and 50% in stock options. Actual award size is based on individual potential and performance.

March 10, 2008

Sign-On Incentives

In recognition of the loss of short-term and long-term incentives from your previous employer, upon hire, you will receive one-time sign-on incentives in the form of cash and equity as follows:

Cash Sign-On Incentive:	$400,000; payable $200,000 upon hire and $200,000 payable one-year after your date of hire; a two-year repayment agreement will be required for each separate payment

Equity Sign-On Incentive:	$1,000,000 granted as:

• 50% restricted stock award to vest 100% after three years (dividends will be paid quarterly during vesting period with no restriction)

• 50% stock options based on a 1:4 ratio of restricted shares to stock options vesting one-third each year over a three-year period

If, prior to the end of the two year repayment period, your employment with the Company ends due to involuntary termination for reasons other than cause, you will not be required to repay the cash sign-on amount.

The other terms and conditions set forth in Kraft’s standard Stock Award Agreements will apply.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

Perquisites

You will be eligible for a company car allowance under the executive perquisite policy. The Company leases new company cars for business and personal use by executives. Under the policy, cars are leased for a three-year period. The company will provide you with a car with a maximum value of $45,000. You can invest your own funds if the value of the car exceeds $45,000. You will have an opportunity to purchase the car at the end of the lease period. You will be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four times your base salary. You will have five years from the date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include unexercised stock option shares.

March 10, 2008

Other Benefits

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Benefits Summary brochure. You will be eligible for 25 days of paid time off.

You will be a U.S. employee of Kraft Foods and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any reason.

If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company.

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post-offer drug test pursuant to testing procedures determined by Kraft.

Sincerely,

/s/ Irene B. Rosenfeld
Irene B. Rosenfeld
Chairman and Chief Executive Officer
Kraft Foods Inc.

March 10, 2008

I accept the offer as expressed above.

/s/ Michael Osanloo	March 10, 2008
Signature	Date

Enclosure:	Kraft Foods Benefits Summary
Restricted Stock Agreement
Stock Option Agreement
Employee Expense Repayment Agreement